Exhibit 21

The following is a list of subsidiaries of the registrant as of December 31, 2023, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary. The registrant directly or indirectly owns 100% of the voting securities of each listed entity except where noted.

SUBSIDIARIES OF SP PLUS CORPORATION

CORPORATE ENTITIES	JURISDICTION
Central Parking Corporation	Tennessee
Standard Parking Corporation IL	Delaware
SP Plus Corporation Canada	Ontario, Canada
SP Plus Security of Canada, Ltd.	British Columbia, Canada
ZWB Holdings, Inc.	Florida
Rynn's Luggage Corporation	Pennsylvania
Baggage Airline Guest Services, Inc.	Florida
Central Parking System, Inc.	Tennessee
Central Parking System of Connecticut, Inc.	Tennessee
Central Parking System of Georgia, Inc.	Tennessee
Central Parking System of Maryland, Inc.	Tennessee
Central Parking System of Puerto Rico	Tennessee
Central Parking System of Washington, Inc.	Tennessee
Central Parking System of New York, Inc.	Tennessee
Central Parking System Reality of New York, Inc.	Tennessee
USA Parking System, Inc.	Tennessee
USA Parking Systems of Puerto Rico, Inc.	Puerto Rico
KCPC Holdings, Inc.	Delaware
SP Plus Global Holdings, Inc.	Delaware
K M P Associates, Ltd.	United Kingdom
SP Plus Technology Labs	India
Kinney Systems, Inc.	Delaware

LLCs and PARTNERSHIPS	JURISDICTION
APCOA LaSalle Parking Company, LLC	Louisiana
APCOA Bradley Parking Company, LLC	Connecticut
Central Parking System of Mississippi, LLC	Tennessee
Central Parking System of Missouri, LLC	Tennessee
Home Serv Delivery, LLC	Florida
Orlando DTTS, LLC	Florida
Aeroparker U.S.A., LLC GP	Delaware
Roker LLC	Delaware
Maple Leaf Logistics, LLC	Florida